Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS ON AMERICAN

ACADEMY OF FAMILY PHYSICIANS ACTIVITIES

RALEIGH, NC, October 14, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today reported on Company-related activities that will take place over the next several days at the 2004 Annual Scientific Assembly of the American Academy of Family Physicians (AAFP) in Orlando, FL. AAFP 2004 will provide a venue for Salix to introduce XIFAXAN™ (rifaximin) tablets 200 mg to more than 94,000 primary health care providers.

Salix is supporting, by means of an unrestricted educational grant, a continuing educational symposium for general practitioners entitled: “New Perspectives in Managing Infectious Diarrhea in the Traveler: A Focus on Prevention and Post-Infectious Complications.” A faculty of nationally recognized key opinion leaders comprised of Robert E. Rakel, M.D., Herbert L. DuPont, M.D. and Henry Lin, M.D. will address issues related to the epidemiology, diagnosis and current and new management strategies for travelers’ diarrhea.

Commenting on the Company’s presence and activities at AAFP, Ms. Carolyn Logan, President and CEO, stated, “Salix looks forward to this first opportunity to meet face-to-face with and introduce XIFAXAN to family physicians. We anticipate that these primary care providers will be very receptive to XIFAXAN, a nonabsorbed, gut-selective antibiotic, as a significant new addition to currently available systemic antibiotic therapy for the treatment of travelers’ diarrhea.”

Salix licensed rifaximin from Alfa Wassermann S.p.A. More than 500 million tablets of rifaximin have been sold/distributed in Italy since its approval in 1987. Currently, rifaximin is approved in 17 countries worldwide.

XIFAXAN (rifaximin) tablets are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered.

In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

For full prescribing information on XIFAXAN tablets and other Salix products, please visit www.salix.com.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.